Exhibit 99.3

Alaska Communications Systems    •    600 Telephone Avenue    •    Anchorage, AK 99503

Alaska Communications Systems:	ACS Investors:
Mary Ann Pease	Kirsten Chapman/David Barnard, CFA
VP Corporate Communications	Lippert/Heilshorn & Associates
(907) 297-3000	(415) 433-3777
mpease@acsalaska.com	david@lhai-sf.com

Alaska Communications Systems Group, Inc. Announces Commencement of Tender Offers and Consent Solicitations by Alaska Communications Systems Holdings, Inc. for Any and All of the 9 3/8% Senior Subordinated Notes due 2009 and Up to $59,350,000 of the 9 7/8% Senior Notes due 2011

ANCHORAGE, Alaska, January 12, 2005 (BUSINESS WIRE)—Alaska Communications Systems Group, Inc. ("ACS") (NASDAQ: ALSK) announced today that its subsidiary, Alaska Communications Systems Holdings, Inc. ("ACSH"), has commenced a cash tender offer for any and all of the $147,500,000 aggregate principal amount of outstanding 9 3/8% Senior Subordinated Notes due 2009 (CUSIP Nos. 011679AC1 and 0011679AA5) issued by ACSH and up to $59,350,000 aggregate principal amount of outstanding 9 7/8% Senior Notes due 2011 (CUSIP Nos. 011679AF4 and 011679AD9) issued by ACSH. The tender offers are scheduled to expire at 9:00 a.m., New York City time, on February 10, 2005, unless extended or earlier terminated.

In conjunction with the tender offers, ACSH is also soliciting consents to adopt certain amendments to the indentures under which the senior subordinated notes and senior notes were issued. The solicitations of consents are scheduled to end at 5:00 p.m., New York City time, on January 25, 2005, unless extended or earlier terminated. Holders who tender their notes prior to the expiration of the consent solicitations will be entitled to withdraw their tenders and revoke their consents pursuant to the tender offers only before 5:00 p.m., New York City time, on January 25, 2005. The proposed amendments to the senior subordinated notes indenture would, among other things, eliminate substantially all of the restrictive covenants and eliminate most events of default (other than for failure to make payments of interest or principal). The proposed amendments to the senior notes indenture would, among other things, increase the amount of senior secured bank indebtedness that ACSH and its subsidiaries may incur.

Subject to certain conditions, holders of senior subordinated notes who validly tender and do not withdraw their senior subordinated notes by 5:00 p.m., New York City time, on January 25, 2005, will receive total consideration for their senior subordinated notes of $1,046.88 per $1,000 principal amount of notes tendered by such time, which includes a consent payment of $30.00 per $1,000 principal amount of notes.

Subject to certain conditions, holders of senior notes who validly tender and do not withdraw their senior notes by 5:00 p.m., New York City time, on January 25, 2005, will receive total consideration for their senior notes of $1,098.75 per $1,000 principal amount of notes tendered by such time. The total consideration consists of (1) $1,088.75 per $1,000 principal amount of the senior notes and (2) a consent payment of $10.00 per $1,000 principal amount of the senior notes. All senior notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on January 25, 2005, which are not purchased due to pro ration, will still be eligible to receive a consent payment of $10.00 per $1,000 principal amount. Holders who tender (and do not withdraw) their senior notes after 5:00 p.m., New York City time, on January 25, 2005, but prior to the 9:00 a.m. on February 10, 2005, will not be entitled to receive the consent payment of $10.00 per $1,000 principal amount of the senior notes.

Subject to certain conditions, holders of senior subordinated notes who validly tender their senior subordinated notes after 5:00 p.m., New York City time on January 25, 2005, but before 9:00 a.m. on February 10, 2005, will receive a purchase price of $1,016.88 per $1,000 principal amount of senior subordinated notes tendered by such time. Subject to certain conditions, holders of senior notes who validly tender their senior notes after 5:00 p.m., New York City time on January 25, 2005, but before

9:00 a.m. on February 10, 2005, will receive a purchase price of $1,088.75 per $1,000 principal amount of notes tendered by such time.

Tenders of senior notes will be subject to pro ration in the event that tenders for more than $59,350,000 aggregate principal amount of senior notes are received.

ACSH is making the tender offers and consent solicitations as part of a refinancing of a portion of its existing debt. ACSH intends to finance the tender offers and consent solicitations with a portion of the term loan borrowings under a proposed approximately $385 million new senior secured credit facility, the proceeds of a proposed $75 million equity offering by ACS and cash on hand. The tender offers and consent solicitations are subject to the valid tender of, and delivery of consents with respect to, a majority of the outstanding principal amount of senior subordinated notes and senior notes, arranging the new senior secured credit facility, successful completion of the equity offering and other customary general conditions.

ACSH has entered into agreements with holders of approximately $50.2 million aggregate principal amount of the senior notes, which represents approximately 28.3 percent of the aggregate principal amount of the outstanding senior notes, pursuant to which the holders have agreed, subject to certain conditions, to tender their senior notes in the tender offer and deliver their consents pursuant to the consent solicitation.

J.P. Morgan Securities Inc. and CIBC World Markets Corp. are acting as the dealer managers and solicitation agents, and Global Bondholder Services Corp. is acting as depositary, in connection with the tender offers and consent solicitations. Copies of the Offers to Purchase and Consent Solicitation Statements, Letters of Transmittal and Consent, and other related documents may be obtained from the depositary at (800) 558-3745. Additional information concerning the terms of each tender offer and consent solicitation may be obtained by contacting J.P. Morgan Securities Inc. toll-free at (866) 834-4666 or (212) 834-3424 or CIBC World Markets Corp. at (212) 885-3745.

This press release shall not constitute an offer to purchase or the solicitation of an offer to sell or a solicitation of consents with respect to the senior subordinated notes or the senior notes. The tender offers and consent solicitations may only be made in accordance with the terms of and subject to the conditions specified in the Offers to Purchase and Consent Solicitation Statements, dated January 12, 2005, and the related Letters of Transmittal and Consent, which more fully set forth the terms and conditions of the tender offers and consent solicitations.

About Alaska Communications Systems

ACS is the leading integrated communications provider in Alaska, offering local telephone service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska.

Safe Harbor Statement

Statements about future results and other expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. A number of factors in addition to those discussed herein could cause actual results to differ materially from expectations. The company's financial planning is affected by business and economic conditions and changes in customer order patterns. Any projections are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of ACS. Important assumptions and other important factors, including risk factors, which could cause actual results to differ materially from those in the forward-looking statements, are specified in the company's Form 10-K for the year ended December 31, 2003 and other filings with the SEC. The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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